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                                                               EXHIBIT (A)(5)(B)

            INTELLIGENT SYSTEMS CORPORATION EXTENDS SELF TENDER OFFER

ATLANTA, GEORGIA, JUNE 29, 2001 - Intelligent Systems Corporation (AMEX:INS; www.intelsys.com) announced today it has extended the self-tender offer for its Common Stock by extending the expiration date to 12:00 midnight, New York City Time, on Thursday, July 12, 2001. Intelligent Systems is offering to purchase, for a price of $5.25 per share in cash, up to 1,000,000 shares of its Common Stock, under the terms and conditions set forth in Intelligent Systems' Offer to Purchase and related Letter of Transmittal.

         Although shareholders of the Company have tendered more than 1,000,000 shares in total to date, the tender offer has been extended to allow shareholders additional time to consider the offer and to participate in the offer, should they decide to do so.

         Intelligent Systems Corporation expects to complete the purchase of tendered and accepted shares promptly after the extended expiration date.

         Neither ISC nor its Board of Directors is making any recommendation to shareholders as to the tender. Each shareholder must make his or her own decision whether to tender shares and, if so, how many shares. ISC has been advised that some or all of its officers and directors intend to participate in the tender offer.

         THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES OF INTELLIGENT SYSTEMS CORPORATION COMMON STOCK. ANY SOLICITATION OF OFFERS TO BUY INTELLIGENT SYSTEMS CORPORATION COMMON STOCK ARE ONLY MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS SENT BY INTELLIGENT SYSTEMS CORPORATION TO ITS SHAREHOLDERS AT THE COMMENCEMENT OF THE PROPOSED OFFER. SHAREHOLDERS SHOULD CAREFULLY READ THOSE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS AND CONDITIONS OF THE OFFER. SHAREHOLDERS MAY OBTAIN COPIES OF THE OFFER TO PURCHASE, RELATED MATERIALS AND OTHER DOCUMENTS FILED WITH THE


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SECURITIES AND EXCHANGE COMMISSION THROUGH THE COMMISSION'S WEB SITE AT
WWW.SEC.GOV WITHOUT CHARGE. SHAREHOLDERS MAY ALSO OBTAIN COPIES OF THE OFFER TO PURCHASE AND RELATED MATERIALS, WITHOUT CHARGE, FROM INTELLIGENT SYSTEMS CORPORATION BY ORAL OR WRITTEN REQUEST TO INTELLIGENT SYSTEMS CORPORATION,
ATTENTION: INVESTOR RELATIONS, 4355 SHACKLEFORD ROAD, NORCROSS, GEORGIA 30093 OR BY CALLING (770) 381-2900 OR FROM THE COMPANY'S INFORMATION AGENT, AMERICAN STOCK TRANSFER AND TRUST CO. AT 59 Maiden Lane, Plaza Level, New York, New York, 10038 TELEPHONE 1-877-777-0800 (TOLL-FREE).

ABOUT INTELLIGENT SYSTEMS CORPORATION

         For more than twenty-five years, Intelligent Systems Corporation has identified, created, operated and grown early stage technology companies. The Company uses a combination of business know-how, flexible support, a network of contacts and resources and equity capital to create sustainable companies. Since 1990, the Company has operated the Intelligent Systems Incubator, an award-winning pioneer in privately funded incubators. Further information is available on the Company's website at www.intelsys.com, or by calling the Company's headquarters at 770/381-2900.

         Any forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act. Such information is subject to certain assumptions and beliefs based on current information known to the Company and is subject to factors that could result in actual results differing materially from those anticipated in any forward-looking statements contained herein. Accordingly, there can be no assurance that any forward-looking statements contained herein will occur or that objectives will be achieved.